EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the “Company”) at December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 3 and 17 to the consolidated statements of financial position, the Company changed the manner in which it accounts for its investment in Enbridge Energy Partners, L.P. and the manner in which it accounts for its defined benefit pension and postretirement plans in 2006.

PricewaterhouseCoopers LLP

Houston, Texas

May 10, 2007

ENBRIDGE ENERGY COMPANY, INC.
(a wholly-owned subsidiary of Enbridge Pipelines Inc.)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31, 2006	December 31, 2005
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 2)	$207.4	$95.5
Due from affiliates	31.7	34.4
Receivables, trade and other, net of allowance of $2.4 in 2006 and $4.5 in 2005	153.2	114.0
Accrued receivables	516.5	615.3
Loans to affiliates (Note 11)	654.2	616.2
Inventory (Note 5)	118.4	139.2
Other current assets (Notes 14 and 15)	14.1	21.4
	1,695.5	1,636.0
Long-term loans to affiliates (Note 11)	380.4	341.3
Property, plant and equipment, net (Note 6)	4,104.6	3,312.1
Other assets, net (Notes 4, 14 and 15)	104.5	32.4
Goodwill (Note 7)	375.4	367.9
Intangibles, net (Note 8)	91.4	82.7
	$6,751.8	$5,772.4
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Notes 2, 14 and 15)	$287.2	$283.8
Accrued purchases	530.3	646.7
Due to affiliates	11.1	14.9
Other current liabilities	30.0	33.2
Loans from affiliates (Note 11)	578.4	94.8
Current maturities of long-term debt (Note 9)	148.0	31.0
	1,585.0	1,104.4
Long-term debt (Note 9)	2,066.1	1,799.9
Loans from affiliates (Note 11)	39.0	151.8
Environmental liabilities (Note 12)	3.3	4.8
Deferred tax liabilities (Note 10)	218.3	191.9
Other long-term liabilities (Notes 14 and 15)	213.7	334.4
	4,125.4	3,587.2
Commitments and contingencies (Note 13)
Noncontrolling interest	1,580.1	1,241.9
Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362 in 2006 and 2005; no par value	—	—
Contributed surplus	533.1	529.0
Retained earnings	420.2	343.7
Accumulated other comprehensive income (Note 16)	93.0	70.6
	1,046.3	943.3
	$6,751.8	$5,772.4

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

1.                                           NATURE OF OPERATIONS

Enbridge Energy Company, Inc., referred to herein as “we”, “us”, and the “Company”, is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). The Company is owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at December 31, 2006 and 2005, as follows:

Ownership Interest	December 31, 2006	December 31, 2005
General Partner interest	2.0%	2.0%
Limited Partner interest (1)	11.9%	5.8%
Direct ownership	13.9%	7.8%
Effective ownership through Enbridge Management (2)	2.8%	3.0%
Direct and indirect ownership	16.7%	10.8%

(1)   The Company owned 3,912,750 Class B common units at December 31, 2006 and 2005, and 5,535,076 Class C units at December 31, 2006, representing limited partner interests in the Partnership.

(2)   The Company owned 2,182,771 and 2,015,854 Listed and Voting Shares of Enbridge Management at December 31, 2006 and 2005, respectively, which equates to an indirect limited partner interest in the Partnership.

In addition to our general and limited partner interest in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount. EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transmission and marketing assets in the United States of America. The Partnership provides the following services:

•       Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•       Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•       Providing supply, transmission and sales services, including purchasing and selling natural gas and NGLs.

2.                                           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Our Consolidated Statements of Financial Position are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of these Consolidated Statements of Financial Position requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities. Our management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances. Nevertheless, actual results may differ significantly from these estimates and assumptions. We record the effect of any revisions to these estimates in our Consolidated Statements of Financial Position in the period in which the facts that give rise to the revision become known.

Principles of Consolidation

The Consolidated Statements of Financial Position include the accounts of the Company and its subsidiaries over which we exercise control on a consolidated basis. Significant intercompany accounts and transactions have been eliminated in consolidation. We own all of the voting interest in Enbridge Management. Accordingly, the accounts of Enbridge Management have been included in our Consolidated Statements of Financial Position. We also hold an approximate 78 percent interest in Frontier Pipeline Company (“Frontier”), which is included in our Consolidated Statements of Financial Position. We are the general partner of the Partnership and exercise control over it. Pursuant to the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), we have retrospectively included the accounts of the Partnership in our Consolidated Statements of Financial Position and related notes at December 31, 2006 and 2005, after elimination of all significant intercompany transactions, under a transition method provided by the EITF. Refer to Note 3 for additional discussion regarding our adoption of EITF 04-5.

Other Investments

We account for our investments in 50 percent or less owned subsidiaries, and those for which we exercise significant influence over the operating and financial policies, under the equity method of accounting. We hold a 65 percent ownership interest in the Olympic Pipe Line and although we are the majority owner, BP Inc. (“BP”) maintains responsibility for the operation and maintenance of the system and continues to have certain significant decision-making rights.

Regulation

Certain of our liquids and natural gas activities are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and various state authorities. Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers.

Certain of our natural gas systems are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, we record certain assets and liabilities that result from the regulated ratemaking process that would not be recorded for non-regulated entities under GAAP.

Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments.

We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not yet been presented to the financial institution of approximately $47.4 million at December 31, 2006 and $46.5 million at December 31, 2005, are included in Accounts payable and other on our Consolidated Statements of Financial Position.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.

Inventory

Inventory includes product inventory and materials and supplies inventory. We record all product inventories at the lower of our cost, as determined on a weighted average basis, or market. The product inventory consists of liquids and natural gas. Upon disposition, product inventory is reduced for the weighted average cost of the inventory.

Materials and supplies inventory is either used during operations, or for capital projects and new construction, which we value at historical cost.

Operational Balancing Agreements and Natural Gas Imbalances

To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in kind through the receipt or delivery of natural gas in the future. Gas imbalances are recorded as Accrued receivables or Accrued payables on our Consolidated Statements of Financial Position using the posted index prices, which approximate market rates, or our weighted average cost of gas.

Property, Plant and Equipment

We capitalize expenditures related to property, plant and equipment, subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives have been extended; and (3) all land, regardless of cost.

Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule, in addition to maintenance and repair costs, are expensed as incurred.

During construction, we capitalize direct costs, such as labor and materials, and other costs, such as direct overhead and interest at our weighted average cost of debt, and, in our regulated businesses that apply the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, or SFAS No. 71, an equity return component.

We categorize our capital expenditures as either core maintenance or enhancement expenditures. Core maintenance expenditures are necessary to maintain the service capability of our existing assets and include the replacement of system components and equipment that are worn, obsolete or near the end of their useful lives. Examples of core maintenance expenditures include valve automation programs, cathodic protection, zero-hour compression overhauls and electrical switchgear replacement programs. Enhancement expenditures improve the service capability of our existing assets, extend asset useful lives, increase capacities from existing levels, reduce costs or enhance revenues, and enable us to respond to governmental regulations and developing industry standards. Examples of enhancement expenditures include the costs associated with installation of seals, liners and other equipment to reduce the risk of environmental contamination from crude oil storage tanks, costs of sleeving a major segment of a pipeline system following an integrity tool run and natural gas or crude oil well-connects, natural gas plants and pipeline construction and expansion.

Regulatory guidance issued by the FERC in 2005 prevents us from capitalizing certain costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation’s Office of Pipeline Safety. Under this guidance, beginning January 2006, we are not permitted to capitalize costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements. We adopted this guidance prospectively in January 2006 for all our pipeline systems. Costs of modifying pipelines to permit in-line inspections, certain costs associated with developing or enhancing computer software and costs associated with remedial mitigation actions to correct an identified condition continue to be capitalized. We have historically capitalized initial in-line inspection programs, crack detection tool runs and hydrostatic testing costs conducted for the purposes of detecting manufacturing or construction defects. Beginning January 2006, we ceased capitalizing costs of this nature consistent with industry practice and the regulatory guidance issued by the FERC. However, we continue to capitalize initial construction hydrostatic testing cost and subsequent hydrostatic testing programs conducted for the purpose of increasing pipeline capacity in accordance with our capitalization policies. Also capitalized are certain costs such as sleeving or recoating existing pipelines, unless the expenditures are incurred as a single event and not part of a major program. Our adoption of the regulatory guidance did not significantly affect our financial position.

We record property, plant and equipment at its original cost, which we depreciate on a straight-line basis over the lesser of the estimated remaining useful lives or the estimated remaining lives of the crude oil or natural gas production in the basins the assets serve. The determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by the assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. We routinely use consultants and other experts to assist us in assessing the remaining lives of our assets and/or the crude oil or natural gas production in the basins we serve.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of our assets. We continually monitor our businesses and the market and business environments to identify indicators that could suggest an asset may not be recoverable. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. We recognize an impairment when the carrying amount of an asset exceeds its fair value, as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of property, plant and equipment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually based on carrying values as of the end of the second quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds its fair value. At the time we determine that an impairment has occurred, we write the carrying value of goodwill down to its fair value. To estimate the fair value of the reporting units, we make estimates and judgments about future cash flows, as well as revenue, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with our most recent five-year plan, which we use to manage our business. We have not identified or recognized any goodwill impairment during the years ended December 31, 2006 or 2005.

Prior to our adoption of EITF No. 04-5 as discussed in Note 3, we accounted for our investment in the Partnership under the equity method. The difference between the cost of our investment and our underlying equity in the net assets of the Partnership was recorded as equity method goodwill. Upon our adoption of EITF No. 04-5, we ceased accounting for our investment in the Partnership under the equity method and began consolidating the accounts of the Partnership in our consolidated financial statements. As a result, we have classified the equity method goodwill as goodwill in our Consolidated Statements of Financial Position.

Intangibles, Net

Intangibles, net, consist of natural gas purchase and sale customer contracts and natural gas supply opportunities. We amortize our intangible assets on a straight-line basis over the weighted average useful lives of the underlying assets, representing the period over which the assets are expected to contribute directly or indirectly to our future cash flows.

We evaluate the carrying value of our intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of intangibles, we compare the carrying value to the undiscounted future cash flows the intangibles are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the intangibles, the intangibles are written down to their fair value. We have not identified or recognized any impairment of our intangible assets during the years ended December 31, 2006 or 2005.

Deferred Income Taxes

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Derivative Instruments

We use a variety of derivative instruments including futures, forwards, swaps, options and other derivative instruments with similar characteristics to create offsetting positions to specific commodity price, interest rate and foreign currency exposures. In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’) we record all derivative instruments in the Consolidated Statements of Position at fair market value. We record the fair market value of our derivative instruments in the Consolidated Statements of Position as current and long-term assets or liabilities on a net basis by counterparty. For those instruments that qualify for hedge accounting, the accounting treatment depends on the intended use and designation of each derivative instrument.

In implementing our hedging programs, we have established a formal analysis, execution and reporting framework that requires the approval of our board of directors or a committee of senior management. We employ derivative instruments in connection with an underlying asset, liability or anticipated transaction and we do not use derivative instruments for speculative purposes.

Derivative instruments qualifying for hedge accounting treatment that we use can generally be divided into three categories: 1) cash flow hedges, 2) fair value hedges and 3) foreign currency hedges. We enter into cash flow hedges to mitigate the variability in cash flows associated with forecasted commodity and interest rate transactions. We enter into fair value hedges to hedge the value of a recognized asset or liability. We enter into foreign currency hedges to hedge the variability in cash flows related to forecasted transactions denominated in a foreign currency.

Price assumptions we use to value the cash flow, fair value and foreign currency hedges can affect the values at which these derivative instruments are recorded in our Consolidated Statements of Financial Position. We value our derivative instruments using published market price information, where available, or quotations of executable bids and offers from over-the-counter (“OTC”) market makers. The valuations also reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The amounts reported in our consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

At inception, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows, the fair value of the hedged item or the foreign currency exposure. Furthermore, we regularly assess the creditworthiness of counterparties to manage against the risk of default. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

Changes in the fair market values of our derivatives designated as cash flow hedges, to the extent that the hedges are determined to be highly effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in fair market value is recognized immediately in earnings. For fair value and foreign currency hedges, we determine the change in fair market value of the derivative instrument which is taken into earnings. In conjunction with this, the change in the fair market value of the hedged item is also calculated and taken into earnings each period. To the extent that the two valuations offset, the hedge is effective and net earnings is not affected.

Commitments, Contingencies and Environmental Liabilities

We record a liability for ongoing compliance with environmental regulations that relate to past or current operations when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Our estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other factors. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual costs or new information and are included in our Consolidated Statements of Financial Position in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record and report an asset separately from the associated liability in our consolidated financial statements.

We recognize liabilities for other contingencies when, after fully analyzing the available information, we determine it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, the minimum of the range of probable loss.

Asset Retirement Obligations

We record a liability for the fair value of asset retirement obligations, or ARO, on a discounted basis, in the period in which the liability is incurred. Typically we record and ARO at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. In connection with establishing an ARO, we capitalize the costs as part of the carrying value of the related assets. We recognize an ongoing expense for the interest component of the liability as part of depreciation expense resulting from changes in the value of the ARO due to the passage of time. We depreciate the initial capitalized costs over the useful lives of the related assets. We extinguish liabilities for AROs when assets are taken out of service or otherwise abandoned.

In December 2005, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 requires us to recognize a liability and related asset, consistent with SFAS No. 143, for the fair value of conditional asset retirement obligations that we can reasonably estimate. FIN 47 also provides specific guidance regarding when an asset retirement obligation is reasonably estimable including when sufficient information is available to apply an expected present value technique. Our implementation of FIN 47 did not have a material effect on the Consolidated Statements of Financial Position.

We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers. Additionally, legal obligations exist for a minority of our onshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate an abandonment retirement obligation cost. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement for estimating the fair value of the asset retirement obligation. In these cases, the asset retirement obligation cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s intent, or the asset’s estimated economic life. Useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the asset retirement obligation. Indeterminate asset retirement obligation costs will be recognized in the period in which sufficient information exists to reasonably estimate potential settlement dates and methods.

No assets are legally restricted for purposes of settling our asset retirement obligations at December 31, 2006 or 2005. Beginning January 1, 2005, the accounts and balances of the Partnership are included in our Consolidated Statements of Financial Position due to our adoption of EITF 04-5 as discussed in Note 3.

Foreign Currency Translation

Our functional currency for our foreign subsidiaries is the Canadian dollar. The results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. We translate the assets and liabilities for our foreign subsidiaries into U.S. dollars using the exchange rate on the balance sheet date. Gains and losses resulting from these foreign currency translation adjustments are included as a component of Accumulated other comprehensive income.

Post-Employment Benefits

We maintain both defined benefit and defined contribution pension plans. We determine pension costs and obligations for the defined benefit pension plans using the projected benefit method and record charges to earnings as services are rendered. Contributions we make to the defined contribution plans are expensed as incurred.

We also provide post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

Recent Accounting Pronouncements Not Yet Adopted

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109, which we refer to as FIN 48. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a two step process for evaluating a tax position. The first step includes determining whether or not a tax position taken or expected to be taken will be sustained upon examination based on the technical merits of the position.

A tax position that is “more-likely-than-not” to be sustained is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, and requires the cumulative effect of applying the provisions of this interpretation to be reported as an adjustment to the opening balance of retained earnings. We do not expect our adoption of FIN 48 beginning January 1, 2007, to have a material effect on our Consolidated Statements of Financial Position.

Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. SFAS No. 157 does not require any new fair value measurements, but emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and with limited exceptions are to be applied prospectively as of the beginning of the fiscal year initially adopted. We expect to adopt the provisions of this statement prospectively beginning January 1, 2008. We do not expect our adoption of SFAS No. 157 to have a material effect on our Consolidated Statements of Financial Position. However, adoption of this pronouncement may affect our disclosures regarding derivative instruments and indebtedness.

Fair Value Option

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Liabilities (“SFAS No. 159”). This statement provides companies with an option to report certain financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS No. 159 are at the beginning of our first fiscal year that begins after November 15, 2007. We have elected not to early adopt the provisions of SFAS No. 159, although early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided we also elect to apply the provisions of SFAS No. 157. We do not expect our adoption of SFAS No. 159 to have a material affect on our Consolidated Statements of Financial Position.

Accounting for Registration Payment Arrangements

In December 2006, the FASB issued FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. This FASB Staff Position, or FSP, specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP also requires certain disclosures regarding registration payment arrangements and liabilities recorded for such purposes. This FSP is immediately effective for registration payment arrangements entered into or modified after December 21, 2006. The guidance of this FSP is effective for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years for registration payment arrangements entered into prior to December 21, 2006. This FSP requires adoption by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of our partners’ capital accounts as of the first interim period of the year in which this

FSP is initially applied. We do not expect our adoption of this FSP to materially affect our financial position, results of operations or cash flows.

Staff Accounting Bulletin No. 108

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108. This Bulletin requires a “dual approach” for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years’ misstatements, and a method that focuses on the period-end balance sheet. We adopted SAB No. 108 as of December 31, 2006. The adoption of this Bulletin did not have a material impact on our consolidated financial statements.

3.                                           CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

We adopted the provisions of EITF 04-5 as of January 1, 2006 and have retrospectively restated the balances of our accounts at December 31, 2005 to include the accounts of the Partnership on a consolidated basis pursuant to the provisions of EITF 04-5. Prior to our adoption of EITF 04-5, we accounted for our investment in the Partnership using the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. We are the sole general partner of the partnership and as such we exercise control over it. Under the terms of the Partnership’s partnership agreement, the limited partners have certain protective rights; however, they do not have substantive kick-out rights, nor do they have substantive participating rights, as those terms are defined in EITF 04-5. As a result, we have included the accounts of the Partnership in our consolidated financial statements after elimination of all significant intercompany items. The following consolidating schedules present our Consolidated Statements of Financial Position before and following consolidation of the Partnership and the related eliminating entries as of December 31, 2006 and December 31, 2005:

Consolidating Statement of Financial Position as of December 31, 2006

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$22.8	$184.6	$207.4	$—	$207.4
Due from affiliates	22.5	30.5	53.0	(21.3)	31.7
Receivables, trade and other, net of allowance of $2.4 in 2006 and $4.5 in 2005	6.5	146.7	153.2	—	153.2
Accrued receivables	—	516.5	516.5	—	516.5
Loans to affiliates	654.2	—	654.2	—	654.2
Inventory	1.3	117.1	118.4	—	118.4
Other current assets	0.2	13.9	14.1	—	14.1
	707.5	1,009.3	1,716.8	(21.3)	1,695.5
Long-term loans to affiliates	380.4	—	380.4	—	380.4
Investment in Enbridge Energy Partners, L.P.	873.1	—	873.1	(873.1)	—
Property, plant and equipment, net	279.7	3,824.9	4,104.6	—	4,104.6
Other assets, net	72.0	32.5	104.5	—	104.5
Goodwill	25.0	265.7	290.7	84.7	375.4
Intangibles, net	—	91.4	91.4	—	91.4
	$2,337.7	$5,223.8	$7,561.5	$(809.7)	$6,751.8
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$75.7	$211.5	$287.2	$—	$287.2
Accrued purchases	—	530.3	530.3	—	530.3
Due to affiliates	9.8	22.6	32.4	(21.3)	11.1
Other current liabilities	—	30.0	30.0	—	30.0
Loans from affiliates	442.2	136.2	578.4	—	578.4
Current maturities of long-term debt	117.0	31.0	148.0	—	148.0
	644.7	961.6	1,606.3	(21.3)	1,585.0
Long-term debt	—	2,066.1	2,066.1	—	2,066.1
Loans from affiliates	39.0	—	39.0	—	39.0
Environmental liabilities	—	3.3	3.3	—	3.3
Deferred tax liabilities	218.3	—	218.3	—	218.3
Other long-term liabilities	64.3	149.4	213.7	—	213.7
	966.3	3,180.4	4,146.7	(21.3)	4,125.4
Commitments and contingencies
Noncontrolling interest	325.1	—	325.1	1,255.0	1,580.1
Shareholder’s equity
Common stock: Authorized – 1,500,000 shares; issued – 817,362 in 2006; no par value	—	—	—	—	—
Partners’ capital	—	2,233.0	2,233.0	(2,233.0)	—
Contributed surplus	533.1	—	533.1	—	533.1
Retained earnings	420.2	—	420.2	—	420.2
Accumulated other comprehensive income	93.0	(189.6)	(96.6)	189.6	93.0
	1,046.3	2,043.4	3,089.7	(2,043.4)	1,046.3
	$2,337.7	$5,223.8	$7,561.5	$(809.7)	$6,751.8

Consolidating Statement of Financial Position as of December 31, 2005

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$5.7	$89.8	$95.5	$—	$95.5
Due from affiliates	19.3	20.1	39.4	(5.0)	34.4
Receivables, trade and other, net of allowance of $4.5 million	4.3	109.7	114.0	—	114.0
Accrued receivables	—	615.3	615.3	—	615.3
Loans to affiliates	616.2	—	616.2	—	616.2
Inventory	0.3	138.9	139.2	—	139.2
Other current assets	9.9	11.5	21.4	—	21.4
	655.7	985.3	1,641.0	(5.0)	1,636.0
Long-term loans to affiliates	341.3	—	341.3	—	341.3
Investment in Enbridge Energy Partners, L.P.	526.6	––	526.6	(526.6)	––
Property, plant and equipment, net	232.1	3,080.0	3,312.1	—	3,312.1
Other assets, net	10.2	22.2	32.4	––	32.4
Goodwill	25.0	258.2	283.2	84.7	367.9
Intangibles, net	—	82.7	82.7	—	82.7
	$1,790.9	$4,428.4	$6,219.3	$(446.9)	$5,772.4
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$35.9	$247.9	$283.8	$—	$283.8
Accrued purchases	—	646.7	646.7	—	646.7
Due to affiliates	7.4	12.5	19.9	(5.0)	14.9
Other current liabilities	—	33.2	33.2	—	33.2
Loans from affiliates	94.8	—	94.8	—	94.8
Current maturities of long-term debt	––	31.0	31.0	—	31.0
	138.1	971.3	1,109.4	(5.0)	1,104.4
Long-term debt	117.0	1,682.9	1,799.9	—	1,799.9
Loans from affiliates	––	151.8	151.8	—	151.8
Environmental liabilities	—	4.8	4.8	—	4.8
Deferred tax liabilities	191.9	—	191.9	—	191.9
Other long-term liabilities	80.6	253.8	334.4	—	334.4
	527.6	3,064.6	3,592.2	(5.0)	3,587.2
Commitments and contingencies
Noncontrolling interest	320.0	—	320.0	921.9	1,241.9
Shareholder’s equity
Common stock: Authorized – 1,500,000 shares; issued – 817,362 in 2005; no par value	—	—	—	—	—
Partners’ capital	—	1,665.9	1,665.9	(1,665.9)	—
Contributed surplus	529.0	—	529.0	—	529.0
Retained earnings	343.7	—	343.7	—	343.7
Accumulated other comprehensive income	70.6	(302.1)	(231.5)	302.1	70.6
	943.3	1,363.8	2,307.1	(1,363.8)	943.3
	$1,790.9	$4,428.4	$6,219.3	$(446.9)	$5,772.4

4.                                           ACQUISITIONS

Olympic Pipe Line

In February 2006, we acquired 65 percent of a refined petroleum products pipeline in the state of Washington from Arco Midcon LLC, a wholly-owned subsidiary of BP Inc. (“BP”), for consideration of approximately $99.8 million. The pipeline, referred to as the “Olympic Pipe Line,” extends approximately 300 miles from Blaine, Washington, to Portland, Oregon. The Olympic Pipe Line plays a major role in the transportation infrastructure of the area, supplying up to 325,000 barrels per day of refined petroleum products to the citizens of Seattle and other metropolitan areas in the Pacific Northwest.

Oakhill Pipeline

In April 2006, the Partnership acquired, for $33.3 million in cash, an 80-mile natural gas pipeline that is complementary to its existing East Texas system. This pipeline provides approximately 100 MMcf/d of additional transportation capacity.

The purchase price and the allocation to assets acquired and liabilities assumed are as follows in millions of dollars:

Purchase Price:
Cash paid, including transaction costs	$33.3
Allocation of purchase price:
Property, plant and equipment, including construction in progress	13.0
Intangibles	12.8
Goodwill	7.5
Total	$33.3

5.                                           INVENTORY

Inventory is comprised of the following:

	December 31,
	2006	2005
	(in millions)
Material and supplies	$3.8	$8.3
Liquids inventory	11.2	11.4
Natural gas and natural gas liquids inventory	103.4	119.5
	$118.4	$139.2

Our inventory at December 31, 2006 is net of charges totaling $17.7 million we recorded in 2006 to reduce the cost basis of our natural gas inventory to reflect market value.

6.                                           PROPERTY, PLANT AND EQUIPMENT, NET

Property, Plant and Equipment is comprised of the following:

	Depreciation Rates	December 31, 2006	December31, 2005
		(in millions)
Land	—	$14.7	$13.8
Rights-of-way	1.5% – 6.4%	301.5	281.2
Pipelines	0.6% – 12.0%	2,538.3	2,297.6
Pumping equipment, buildings and tanks	1.5% – 14.3%	819.7	674.2
Compressors, meters, and other operating equipment	0.6% – 20.0%	418.1	310.1
Vehicles, office furniture and equipment	0.6% – 33.3%	113.6	111.9
Processing and treating plants	2.7% – 4.0%	86.4	79.0
Construction in progress	—	784.2	397.9
Total property, plant and equipment		5,076.5	4,165.7
Accumulated depreciation		(971.9)	(853.6)
Net property, plant and equipment		$4,104.6	$3,312.1

We have assets included in the above table that are highly depreciated, which yield depreciation rates that suggest these assets have significant remaining useful lives.

Based on third-party studies commissioned by management, we implemented revised depreciation rates for the Lakehead system effective January 1, 2006, and the Anadarko, North Texas and East Texas systems effective August 1, 2005. We reduced the annual composite rate, representing the expected remaining service lives of the system assets, from 3.20% to 2.63% for our Lakehead system and from 4.0% to 3.4% for our Anadarko, North Texas and East Texas systems. Additionally, effective July 1, 2006, we increased the annual composite rates on three of our FERC-regulated pipelines, representing reductions to the expected remaining service lives of our AlaTenn, KPC and Midla systems.

7.                                           GOODWILL

The changes in the carrying amount of goodwill for each of the years ended December 31, 2006 and 2005 are as follows:

Total
(in millions)
Balance as of December 31, 2005	$367.9
Acquisition	7.5
Balance as of December 31, 2006	$375.4

We completed our annual goodwill impairment test using data at June 30, 2006. To estimate the fair value of our reporting units we made estimates and judgments about future cash flows, as well as revenue, cost of sales, operating expenses, capital expenditures, and net working capital based on assumptions that are consistent with the long-range plans we use to manage our businesses. Based on the results of our impairment analysis, we determined that the fair value of each reporting unit exceeded its respective carrying amount, including goodwill. As a result, no goodwill impairment existed in any of our reporting units. We have not observed any events or circumstances subsequent to our analysis that would, more likely than not, reduce the fair value of our reporting units below the carrying amounts as of December 31, 2006.

8.                                           INTANGIBLES

The following table provides the gross carrying value, accumulated amortization and activity affecting these balances for each of our major classes of intangible assets.

	Gross Carrying Amount			Accumulated Amortization
	Customer Contracts	Natural Gas Supply Opportunities	Intangible Assets Gross	Customer Contracts	Natural Gas Supply Opportunities	Accumulated Amortization Gross	Intangible Assets, Net
	(in millions)
Balance at December 31, 2005	$43.2	$48.1	$91.3	$(4.7)	$(3.9)	$(8.6)	$82.7
Acquisitions	12.8	––	12.8	––	––	––	12.8
Amortization	––	––	––	(2.2)	(1.9)	(4.1)	(4.1)
Balance at December 31, 2006	$56.0	$48.1	$104.1	$(6.9)	$(5.8)	$(12.7)	$91.4

Our customer contracts are comprised entirely of natural gas purchase and sale agreements that we amortize on a straight-line basis over the weighted average useful life of the underlying reserves at the time of acquisition, which approximates 25 years.

9.                                           DEBT

Our consolidated third-party indebtedness at December 31, 2006 and 2005, including the accounts of the Partnership, are as follows:

		December 31,
		2006		2005
	Maturity	Rate	Dollars	Rate	Dollars
Enbridge Energy Company, Inc.
Senior Notes	2007	8.17%	$117.0	8.17%	$117.0
Enbridge Energy Partners, L.P.
First Mortgage Notes	2011	9.15%	155.0	9.15%	186.0
Senior Notes	2009-2034	5.74%	1,498.4	5.70%	1,198.6
Credit Facility	2010	—	—	—	—
Commercial Paper (1)	2010	5.45%	443.7	4.36%	329.3
Total third part debt			2,214.1		1,830.9
Enbridge Energy Company, Inc.
Current maturities			(117.0)		—
Enbridge Energy Partners, L.P.
Current maturities			(31.0)		(31.0)
Total Current maturities			(148.0)		(31.0)
Total Long-term debt			$2,066.1		$1,799.9

(1)                Individual issuances of commercial paper generally mature in 90 days or less, but are supported by the Partnership’s Credit Facility and are therefore considered long-term debt.

Enbridge Energy Company, Inc.

We have Senior Notes outstanding, which are guaranteed by Enbridge in the aggregate of $117.0 million. Interest on the notes is payable semi-annually with the principal due at maturity in March of 2007. The Company has entered into cross-currency swaps to convert the principal and interest amounts payable on the Senior Notes to Canadian dollars, see Note 14.

In March 2007 we repaid the $117.0 million of our Senior Notes with proceeds we received from a demand loan obtained from Enbridge Inc. in the amount of $171.4 million. The demand loan bears interest at a rate of 100% of the Applicable Federal Rate (approximately 4.86 % at December 31, 2006) payable quarterly. In addition, we net settled certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayments of the Senior Notes (refer to Note 15).

Enbridge Energy Partners, L.P.

The Partnership’s creditors, generally, do not have any recourse against us for indebtedness incurred by the Partnership with the exception of the First Mortgage Notes for which the creditors do have recourse.

First Mortgage Notes

The First Mortgage Notes (“Notes”) are collateralized by a first mortgage lien on substantially all of the property, plant and equipment of Enbridge Energy, Limited Partnership (the “Lakehead Partnership”) and are due and payable in equal annual installments of $31.0 million until their maturity in 2011. Property, plant and equipment, net associated with the Lakehead Partnership was $1,495.1 million and $1,384.2 million as of December 31, 2006 and 2005, respectively. The Notes contain various restrictive covenants applicable to the Partnership, and restrictions on the incurrence of additional indebtedness, including compliance with certain debt issuance tests. Under the Note agreements, the Partnership cannot make cash distributions more frequently than quarterly in an amount not to exceed Available Cash as defined in the Partnership agreement for the immediately preceding calendar quarter. The Partnership would be required to pay a redemption premium pursuant to the Note agreements should we elect to repay the Notes prior to their stated maturities.

Under the terms of the Notes, the Partnership is required to establish, at the end of each quarter, a debt service reserve. This reserve includes an amount equal to 50 percent of the prospective Notes interest payments for the immediately following quarter and an amount for Note sinking fund repayments. At December 31, 2006 and 2005, there was no required debt service reserve, as all required interest and sinking fund payments had been made.

Senior Notes

All of the Partnership’s Senior Notes pay interest semi-annually and have varying maturities and terms as outlined below. The Partnership’s Senior Notes do not contain any covenants restricting the issuance of additional indebtedness and rank equally with all of the Partnership’s other existing and future unsecured and unsubordinated indebtedness. The interest rates set forth in this table represent the interest rates as set forth on the face of each note agreement without consideration to any discount or interest rate hedging activities.

	Interest	December 31,
Senior Notes	Rate	2006	2005
		(in millions)
Senior Notes maturing in 2009	4.000%	$200.0	$200.0
Senior Notes maturing in 2012	7.900%	100.0	100.0
Senior Notes maturing in 2013	4.750%	200.0	200.0
Senior Notes maturing in 2014	5.350%	200.0	200.0
Senior Notes maturing in 2016	5.875%	300.0	—
Senior Notes maturing in 2018	7.000%	100.0	100.0
Senior Notes maturing in 2028	7.125%	100.0	100.0
Senior Notes maturing in 2033	5.950%	200.0	200.0
Senior Notes maturing in 2034	6.300%	100.0	100.0
		1,500.0	1,200.0
Unamortized Discount		(1.6)	(1.4)
		$1,498.4	$1,198.6

Credit Facility

At December 31, 2006, the Partnership’s Credit Facility, as amended, has a five-year term that matures in April 2010. In March 2006, the Partnership increased the borrowing capacity from $800 million to $1 billion. Additionally, the Partnership’s Credit Facility has a letter of credit sub limit of $300 million. The Partnership pays interest on the amounts outstanding at variable rates equal to the “Base Rate” or a “Eurodollar Rate” as defined in the Credit Facility. In the case of Eurodollar Rate loans, an additional margin is charged which varies depending on the credit rating of the Partnership and the amounts drawn under the facility. A facility fee is also payable on the entire amount of the Credit Facility whether or not drawn, which also varies depending on the Partnership’s credit rating. The Credit Facility contains restrictive covenants that require the Partnership to maintain a minimum interest coverage ratio of 2.75 and a maximum leverage ratio of 5.25 for the twelve months through December 2006, at which time it decreases to 5.00, thereafter. At December 31, 2006, the Partnership’s interest coverage ratio was approximately 4.4 and our leverage ratio was approximately 4.6. The Credit facility also places limitations on the debt that subsidiaries of the Partnership may incur directly. Accordingly, it is expected that the Partnership will provide debt financing to its subsidiaries as necessary. At December 31, 2006, the Partnership had no amounts outstanding under its Credit Facility and letters of credit totaling $59.3 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. At December 31, 2006, the Partnership could borrow $495.7 million under the terms of its Credit Facility.

Individual borrowings under the terms of the Partnership’s Credit Facility generally become due and payable at the end of each contract period, typically a period of three months or less. The Partnership has the option to repay these amounts on a non-cash basis by net settling with the parties to its Credit Facility by contemporaneously borrowing at the then current rate of interest and repaying the amounts due. During the year ended December 31, 2005, the Partnership net settled borrowings of approximately $565 million and $1,573 million, on a non-cash basis.

In April 2007, the Partnership amended and restated its Credit Facility by entering into the Second Amended and Restated Credit Agreement which among other things: (i) increases the maximum principal amount of credit available at any one time to the Partnership from $1 billion to $1.25 billion; (ii) gives the Partnership the right to requests increases in the maximum principal amount of credit available at any one time to $1.5 billion; (iii) eliminates the sublimit on letters of credit; (iv) provides for a five-year facility that matures April 4, 2012 and permits the Partnership to request annual extensions of maturity and a one-year term out period upon maturity; (v) modifies the Partnership’s leverage ratio to include in the calculations of EBITDA (as defined in the Second Amended and Restated Credit Agreement) pro forma adjustments for material projects and to exclude from the calculation of Consolidated Funded Debt (as defined in the Second Amended and Restated Credit Agreement) certain amounts of preferred securities and subordinated debt that the Partnership or its designated subsidiaries may issue in the future; and (vi) eliminates the Partnership’s coverage ratio financial covenant.

Commercial Paper Program

The Partnership has a commercial paper program that provides for the issuance of up to $600 million in principal amount of commercial paper that is supported by its Credit Facility. The Partnership accesses the commercial paper market primarily to provide temporary financing for its operating activities, capital expenditures and acquisitions, at rates that are generally lower than the rates available under its Credit Facility. At December 31, 2006, the Partnership’s Credit Facility remains undrawn and available to support its commercial paper program. At December 31, 2006 and 2005, the Partnership had $443.7 and $329.3 million of commercial paper outstanding, net of unamortized discount of $1.3 million and $0.7 million, at a weighted average interest rate of 5.45% and 4.36% and outstanding letters of credit totaling $59.3 and $149.3 million. At December 31, 2006 and 2005, we could issue an additional $155 million and $270 million in principal amount under our commercial paper program.

We have the ability and intent to refinance all of our commercial paper obligations on a long-term basis under our unsecured long-term Credit Facility. Accordingly, such amounts have been classified as long-term debt in our accompanying Consolidated Statement of Financial Position.

Consolidated Maturities of Third-Party Debt

The scheduled maturities of outstanding third party debt at December 31, 2006, are summarized as follows:

December 31,
2006
(in millions)
2007	$148.0
2008	31.0
2009	231.0
2010	476.0
2011	31.0
Thereafter	1,300.0
Total	$2,217.0

10.                                    DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(in millions)
Net operating loss and other carry forwards	$(52.0)	$(65.5)
Net book basis of assets in excess of tax basis	309.7	281.6
Currency translation adjustment on debt obligations not realized for tax	(9.9)	(9.9)
Net book losses on derivatives not realized for tax	(4.3)	(4.3)
Other	(25.2)	(10.0)
Net deferred tax liabilities	$218.3	$191.9

We have net operating loss carry forwards (“NOLs”) of approximately $147 million, expiring in various amounts from 2019 through 2025. Our ability to utilize the NOLs is dependent upon our generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. We believe it is more likely than not that we will realize the deferred tax assets attributable to NOLs given the reversal of temporary differences in future years. Therefore, we have not provided a valuation allowance to offset these deferred tax assets.

11.                                    RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

				December 31,
	Currency	Rate *	Maturity	2006	2005
				(principal outstanding;in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$0.9	$0.9
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	457.3	447.4
Enbridge Inc	Canadian	0%	Demand	8.0	13.5
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	171.3	150.7
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	4.1	3.7
Enbridge Inc	Canadian	0%	Demand	9.6	—
Olympic Pipe Line Company	U.S.	LIBOR + 3.0%	2007	3.0	—
Total current loans to affiliates.				$654.2	$616.2
Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	7.80%	2013	$145.3	$145.2
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	196.1	196.1
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	—
Total long-term loans to affiliates				$380.4	$341.3
Current loans from affiliates
Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	100% AFR	Demand	$265.2	$—
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	152.4	94.8
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	24.6	—
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC.	U.S.	6.60%	2007	136.2	—
Total current loans from affiliates				$578.4	$94.8
Long-term loans from affiliates
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC.	U.S.	6.60%	2007	$—	$151.8
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC.	U.S.	7.14%	2011	39.0	—
Total long-term loans from affiliates				$39.0	$151.8

*       AFR – Applicable Federal Rate

*       CDOR – Canadian Depository Offering Rate

*       LIBOR – London Interbank Offered Rate

12.                                    ENVIRONMENTAL LIABILITIES

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

As of December 31, 2006 and 2005, we have recorded $4.1 million and $4.0 million in current liabilities and $3.3 million and $4.8 million, respectively, in long-term liabilities primarily to address remediation of asbestos containing materials, management of hazardous waste material disposal, and outstanding air quality measures for certain of our assets.

13.                                    COMMITMENTS AND CONTINGENCIES

Oil and Gas in Custody

Our Liquids assets transport crude oil and NGLs owned by our customers for a fee. The volume of liquid hydrocarbons in our pipeline systems at any one time varies from approximately 26 to 30 million barrels, virtually all of which is owned by our customers. Under the terms of our tariffs, losses of crude oil from identifiable incidents not resulting from our direct negligence may be apportioned among our customers. In addition, we maintain adequate property insurance coverage with respect to crude oil and NGLs in our custody.

Approximately 50 percent of the natural gas volumes on our natural gas assets are transported for customers on a contractual basis.  We purchase the remaining 50 percent and sell to third-parties downstream of the purchase point.  At any point in time, the value of our customers’ natural gas in the custody of our natural gas systems is not material to us.

IRS Legal Proceedings

The IRS has challenged Midcoast Energy Inc., formerly known as Enbridge Midcoast Energy Resources Inc. (Midcoast) tax treatment on its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas.  The IRS position, if sustained, could decrease the U.S. tax basis for the pipeline assets, which could reduce our earnings by up to approximately $60 million, although the immediate cash tax impact would be significantly less. We believe the tax treatment of the acquisition and related tax deductions claimed were appropriate and intend to vigorously litigate this matter in U.S. District Court (Houston) which is scheduled for trial in late 2007.

We maintain reserves for income taxes, which include amounts estimated to be adequate to compensate for contingent liabilities arising from tax positions.  While fully supportable in our view, these tax positions, if challenged by the tax authorities, may not be fully sustained on review.

Legal Proceedings

We are also a participant in various legal proceedings arising in the ordinary course of business.  Some of the proceedings are covered in whole or in part, by insurance.  We believe that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on our financial condition unless otherwise indicated.

14.          FINANCIAL INSTRUMENTS

Fair Value of Debt Obligations

The table below presents the carrying amounts and approximate fair values of our and the Partnership’s third-party debt obligations.  As of December 31, 2006 and 2005, the carrying amounts of our and the Partnership’s financial instruments, including cash, cash equivalents, trade receivables, payables, intercompany advances, loans to and from affiliates and commercial paper borrowings are representative of fair value because of the short-term nature of these instruments.

The fair values of our and the Partnership’s third-party debt obligations have been determined based on quoted market prices for the same or similar issues:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Commercial paper	$443.7	$443.7	$329.3	$329.3
Credit Facility	––	––	––	––
9.150% First Mortgage Notes	155.0	169.5	186.0	207.9
8.17% Senior notes due 2007	117.0	117.6	117.0	121.5
4.000% Senior notes due 2009	200.0	194.2	199.9	193.0
7.900% Senior notes due 2012	99.9	110.5	99.9	113.8
4.750% Senior notes due 2013	199.8	188.6	199.8	190.8
5.350% Senior notes due 2014	199.9	193.0	199.9	196.7
5.875% Senior notes due 2016	299.7	297.4	––	––
7.000% Senior notes due 2018	99.8	107.9	99.8	111.4
7.125% Senior notes due 2028	99.8	108.9	99.8	113.0
5.950% Senior notes due 2033	199.7	186.2	199.7	193.1
6.300% Senior notes due 2034	99.8	97.1	99.8	100.8

Interest Rate Derivatives

We enter into fixed to floating rate interest rate swaps to manage the effect of future interest rate movements on the Partnership’s interest costs. We also enter fixed to floating rate interest rate swaps to manage the fair value of the Partnership’s debt issuances. All of our interest rate derivatives are employed in connection with an underlying asset, liability and/or anticipated transaction and are not entered into with the objective of speculating on interest rates.  The following table summarizes our interest rate derivatives outstanding:

					Fair Value
	Notional				December 31,
	Principal	Pays	Receives	Maturity Date	2006	2005
					(dollars in millions)
Interest Rate Swaps
Floating to Fixed:
	$30.0	3.180%	LIBOR(2)	January 18, 2006	$––	$0.1
	$30.0	3.180%	LIBOR	January 20, 2006	––	0.1
	$30.0	3.200%	LIBOR	January 27, 2006	––	0.1
	$30.0	3.220%	LIBOR	January 30, 2006	––	0.1
	$30.0	3.210%	LIBOR	February 3, 2006	––	0.1
	$50.0	4.715%	LIBOR	January 22, 2007	0.1	––
	$50.0	4.738%	LIBOR	January 24, 2007	0.1	––
	$50.0	4.740%	LIBOR	February 3, 2007	0.1	––
	$50.0	4.750%	LIBOR	February 8, 2007	0.1	––
	$50.0	5.158%	LIBOR	April 3, 2007	0.1	––
	$50.0	5.163%	LIBOR	April 10, 2007	––	––
	$50.0	5.165%	LIBOR	April 17, 2007	––	––
	$50.0	5.175%	LIBOR	April 25, 2007	––	––
	$50.0	4.370%	LIBOR	June 1, 2013	1.5	1.0
	$50.0	4.343%	LIBOR	June 1, 2013	1.6	1.1
	$25.0	4.310%	LIBOR	June 1, 2013	0.7	0.5
Fixed to Floating:
	$50.0	LIBOR-21bps(1)	4.750%	June 1, 2013	(0.5)	0.2
	$50.0	LIBOR-21bps	4.750%	June 1, 2013	(0.5)	0.2
	$25.0	LIBOR-25bps	4.750%	June 1, 2013	(0.3)	0.2
Treasury Locks:
	$100.0	4.697%	30Yr UST(3)	December 17, 2007	1.2	––
	$100.0	4.668%	30Yr UST	December 17, 2007	1.6	––
Interest Rate Collars:
Calls	$50.0	5.500%	LIBOR	June 13, 2008	0.1	––
Puts	$50.0	4.199%	LIBOR	June 13, 2008	––	––
Calls	$50.0	5.500%	LIBOR	June 25, 2008	––	––
Puts	$50.0	4.149%	LIBOR	June 25, 2008	––	––

(1)                A bps refers to a basis point. One basis point is equivalent to 1/100th of 1 percent.

(2)                LIBOR refers to the three-month U.S. London Interbank Offered Rate.

(3)                UST refers to United States Treasury notes.

Our floating to fixed rate interest rate swaps maturing in 2007 qualify for hedge accounting treatment as set forth in SFAS No. 133 and have been designated cash flow hedges of interest payments on $400 million of our variable rate indebtedness.  Similarly, our treasury locks maturing in 2007 qualify for hedge accounting treatment pursuant to the requirements of SFAS No. 133 and have been designated as cash flow hedges of future interest payments on the first $200 million of an anticipated debt issuance.  Additionally, our interest rate collars qualify for hedge accounting treatment as per SFAS No. 133 and have been designated as cash flow hedges of interest payments on $100 million of our variable rate indebtedness.  As such, the fair value of these derivative instruments are recorded as assets or liabilities on our Consolidated Statements of Financial Position with the changes in fair value recorded as corresponding increases or decreases in Accumulated other comprehensive income.

The floating to fixed rate and fixed to floating rate interest rate swaps maturing in 2013 have not been designated as cash flow or fair value hedges under SFAS No. 133 and, as a result, changes in the fair value of these derivative instruments are recorded in earnings as an increase or decrease in interest expense.

Commodity Price Derivatives

Our exposure to commodity price risk exists predominantly within the Partnership.  We use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to mitigate the risks resulting from fluctuations in commodity prices. Based on our risk management policies, all of the our derivative instruments are employed in connection with an underlying asset, liability or anticipated transaction and are not entered into with the objective of speculating on commodity prices.

The following table provides summarized information about the fair values of our outstanding commodity derivative instruments at December 31, 2006 and 2005:

	December 31, 2006					December 31, 2005
		Wtd Avg Price		Fair Value(3)		Fair Value(3)
	Notional	Receive	Pay	Asset	Liability	Asset	Liability
Swaps
Natural gas (1)
Receive variable/ pay fixed	92,254,562	$6.70	$7.44	$25.6	$(94.2)	$511.0	$(12.7)
Receive fixed/ pay variable	123,886,005	6.37	7.13	84.3	(160.7)	15.1	(790.4)
Receive variable/ pay variable	85,845,702	7.36	7.32	7.9	(4.8)	8.0	(5.3)
NGL(2)
Receive variable/ pay fixed	99,645	38.52	43.65	—	(0.5)	––	––
Receive fixed/ pay variable	8,335,133	37.91	39.98	18.3	(34.4)	––	(60.3)
Crude(2)
Receive fixed/ pay variable	1,386,571	52.21	66.34	0.2	(18.5)	0.2	(22.0)
Options––calls
Natural gas (1)	1,826,000	7.47	4.31	––	(5.4)	––	(9.5)
Options––puts
Natural gas (1)	2,890,000	7.19	4.67	1.0	––	0.1	––
Totals(4)				$137.3	$(318.5)	$534.4	$(900.2)

(1)    Notional amounts for natural gas are recorded in millions of British thermal units (“MMBtu”).

(2)    Notional amounts for NGL and Crude are recorded in Barrels (“Bbl”).

(3)    Fair values of derivatives are presented in millions of dollars.

(4)    We record the fair value of our derivative instruments in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty.

15.          DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We and the Partnership are exposed to interest rate risk in connection with our variable rate debt obligations.  We are also exposed to foreign currency risk associated with the operations of our Canadian subsidiaries.  Additionally, the Partnership is exposed to commodity price risk associated with fluctuations in prices of natural gas, NGLs, condensate and fractionation margins (the relative price differential between NGL sales and the offsetting natural gas purchases).  To mitigate these exposures we and the Partnership use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices, interest rates and foreign currency translation.  Based on our risk management policies, all of our derivative instruments are employed in connection with an underlying asset, liability and/or forecasted transaction and are not entered into with the objective of speculating on interest rates, commodity prices, or exchange rates.

Accounting Treatment

All derivative instruments are recorded in the consolidated financial statements at fair market value and are adjusted each period for changes in the fair market value (“mark-to-market”).  The fair market value of these derivative instruments reflects the estimated amounts that we would pay or receive, other than in a forced or liquidation sale, to terminate or close the contracts at the reporting date, taking into account the current unrealized losses or gains on open contracts.  We use actively traded external market quotes and indices to value substantially all of the financial instruments we utilize.

Under the guidance of SFAS No. 133, if a derivative instrument does not qualify as a hedge, or is not designated as a hedge, the derivative balance is adjusted to its fair market value, or marked-to-market, each period.  The actual derivative contract is settled by making or receiving a payment to or from the counterparty or by making or receiving a payment for entering into a contract that exactly offsets the original derivative contract.  Typically, we settle our derivative contracts when the physical transaction that underlies the derivative instrument occurs.

If a derivative instrument qualifies and is designated as a cash flow hedge, a hedge of a forecasted transaction or future cash flows, any unrealized change in fair market value is deferred in Accumulated other comprehensive income (“AOCI”), a component of Shareholder’s equity, until the underlying hedged transaction occurs.  At inception and on a quarterly basis, we formally assess whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items.  Unrealized changes in fair market value of cash flow hedges deferred in AOCI for which hedge accounting has been discontinued, remain in AOCI until the underlying physical transaction occurs unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period, or within an additional two-month period of time thereafter.  Generally, our preference is for our derivative instruments to receive hedge accounting treatment whenever possible.  To qualify for cash flow hedge accounting as set forth in SFAS No. 133, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

If a derivative instrument is designated and qualifies as a fair value hedge or a foreign currency hedge, the change in fair market value of the underlying asset or liability, in addition to the derivative instrument, are recorded in the Consolidated Statement of Financial Position.  Similar to derivative instruments designated as cash flow hedges, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

Non-Qualified Hedges

Many of our derivative instruments qualify for hedge accounting treatment under the specific requirements of SFAS No. 133.  However, the Partnership has four primary transaction types associated with its commodity derivative instruments where the hedge structure does not meet the requirements to apply hedge accounting.  As a result, these derivative instruments do not qualify for hedge accounting under SFAS No. 133 and are referred to as “non-qualified.”  These non-qualified derivative instruments are marked-to-market each period.

The four primary transaction types that do not qualify for hedge accounting are as follows:

1.                Transportation—When the Partnership transports natural gas from one location to another the pricing index used for natural gas sales is usually different from the pricing index used for natural gas purchases, which exposes the Partnership to market price risk relative to changes in those two indices.  By entering into a basis swap, where the Partnership exchanges one pricing index for another, it can effectively lock in the margin, representing the difference between the sales price and the purchase price, on the combined natural gas purchase and natural gas sale, removing any market price risk on the physical transactions.  Although this represents a sound economic hedging strategy, the derivative instruments (i.e., the basis swaps) the Partnership uses to manage the commodity price risk associated with these transportation contracts do not qualify for hedge accounting under SFAS No. 133, since only the future margin has been fixed and not the future cash flow.

2.                Storage—the Partnership uses derivative instruments (i.e., natural gas swaps) to hedge the relative difference between the injection price paid to purchase and store natural gas and the withdrawal price at which the natural gas is sold from storage.  The intent of these derivative instruments is to lock in the margin, representing the difference between the price paid for the natural gas injected and the price received upon withdrawal of the gas from storage in a future period.  The Partnership does not pursue cash flow hedge accounting treatment for these storage transactions since the underlying forecasted injection or withdrawal of natural gas may not occur in the period as originally forecast.  This can occur because the Partnership has the flexibility to make changes in the underlying injection or withdrawal schedule, given changes in market conditions.  In addition, since the physical natural gas is recorded at the lower of cost or market, timing differences can result when the derivative instrument is settled in a period that is different from when the physical natural gas is sold from storage.

3.                Natural Gas Collars—the Partnership previously entered into natural gas collars to hedge the sales price of natural gas.  The natural gas collars were based on a NYMEX price, while the physical gas sales were based on a different index.  To better align the index of the natural gas collars with the index of the underlying sales, the Partnership de-designated the original cash flow hedging relationship with the intent of contemporaneously re-designating the natural gas collars as hedges of forecasted physical natural gas sales with a NYMEX pricing index.  However, because the fair value of these derivative instruments was a liability to the Partnership at re-designation, they are considered net written options under SFAS No. 133 and do not qualify for hedge accounting.

4.                Optional Natural Gas Processing Volumes—the Partnership uses derivative instruments to hedge the volumes of NGLs produced from its natural gas processing facilities.  The Partnership’s natural gas contracts allow it the option of processing natural gas when it is economical, and ceasing to do so when processing becomes uneconomic. The Partnership has entered into derivative instruments to fix the sales price of a portion of the NGLs that it produces at its discretion and to fix the associated purchases of natural gas required for processing.  The Partnership will designate derivative instruments associated with NGLs it produces at its discretion as cash flow hedges when the processing of natural gas is probable of occurrence.  However, the Partnership is precluded from designating the derivative instruments entered to manage the respective commodity price risk when it is unable to accurately forecast the NGLs to be processed at its discretion.

In each of the instances described above, the underlying physical purchase, storage and sale of natural gas and NGLs are accounted for on a historical cost or market basis rather than on the mark-to-market basis the Partnership utilizes for the derivative instruments employed to mitigate the commodity price risk associated with its storage and transportation assets.

Derivative Instruments

Our derivative instruments are included at their fair values in the Consolidated Statements of Financial Position as follows:

	December 31, 2006	December 31, 2005
	(in millions)
Other current assets	$7.2	$5.8
Other assets, net	11.0	4.2
Accounts payable and other	(98.4)	(129.2)
Other long-term liabilities	(136.4)	(285.0)
	$(216.6)	$(404.2)

The decrease in our obligation associated with derivative activities is primarily due to the decline in current and forward natural gas prices at December 31, 2006 in relation to current and forward natural gas prices at December 31, 2005.  The Partnership’s portfolio of derivative instruments is largely comprised of long-term fixed price natural gas sales and purchase agreements.

We record the change in fair value of our highly effective cash flow hedges in AOCI until the derivative instruments are settled. The Partnership regularly enters into treasury locks to hedge the interest on anticipated issuances of indebtedness. The settlement of a treasury lock can result in the retention of unrecognized gains or losses in AOCI which are amortized over the life of the related debt issuance. The Partnership paid $10.2 million in December 2006, to settle treasury locks in connection with the issuance of $300 million in principal amount of its senior notes. The $10.2 million will be amortized from AOCI over the 10-year life of the senior notes.

We do not require collateral or other security from the counterparties to our derivative instruments, all of which were rated “BBB+” or better by the major credit rating agencies.

Foreign Exchange Risk

We have financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. Accordingly, we have entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments. The contracts represent forward purchases of $91 million Canadian denominated Dollars (“CAD”) in March 2007 at a rate of $1.38 CAD for each United States of America denominated dollar (“USD”). These forward foreign exchange contracts are recorded at fair market value with the corresponding gains and losses recorded in income. We do not intend to settle these foreign exchange contracts prior to maturity in 2007. At December 31, 2006, the forward foreign exchange contracts had a fair market value of $12.4 million and are included in Accounts payable and other on our Consolidated Statements of Financial Position. At December 31, 2005, the forward foreign exchange contracts had a fair market value of $12.3 million payable, and are included in Other long-term liabilities on our Consolidated Statements of Financial Position.

We also have cross-currency swaps to convert the principal and interest amounts payable on the $117.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and terms of the cross-currency swaps perfectly match the rates and terms of the underlying Senior Notes and any gains/ (losses) flow through Accumulated other comprehensive income. As of December 31, 2006 the cross currency swaps had a fair market value of $28.8 million payable included in Accounts payable and other on our Consolidated Statements of Financial Position. At December 31, 2005, the cross currency swaps had a fair market value of $29.7 million payable included in Other long-term liabilities on our Consolidated Statements of Financial Position.

In March 2007, we net settled the foreign exchange contracts for $11.3 million and the foreign currency swaps for $26.9 million in connection with our repayment of the Senior Notes that matured in March 2007 (see Note 9).

16.                ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income as of December 31, 2006 and 2005, are as follows, net of tax:

	December 31, 2006	December 31, 2005
	(dollars in millions)
Foreign currency translation adjustments	$136.9	$137.5
Unrecognized post-employment benefit costs (Note 17)	(18.2)	(0.3)
Unrealized losses in fair value of derivatives	(25.7)	(66.6)
Total	$93.0	$70.6

17.                POST-EMPLOYMENT BENEFITS

We adopted the applicable provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 123(R), or SFAS No. 158 as of December 31, 2006. Accordingly, we recognize the funded status of our pension and other post-employment benefit plans as net current and non-current liabilities with an offset to Accumulated other comprehensive income in our Consolidated Statement of Position as of December 31, 2006. The incremental effect on individual line items in our Consolidated Balance Sheet as a result of the application of SFAS No. 158 is as follows:

Consolidated Statement of Financial Position Caption at December 31, 2006:	Before Application of SFAS No. 158	Adjustments Incr (Decr)	After Application of SFAS No. 158
	(in millions)
Other assets, net	$106.9	$(2.4)	$104.5
Deferred tax liabilities	$229.8	$(11.5)	$218.3
Other long-term liabilities	$186.7	$27.0	$213.7
Accumulated other comprehensive income	$110.9	$(17.9)	$93.0

Following are separate discussions of our pension and other post-employment benefit plans.

Defined Benefit Plans

The Company sponsors a defined benefit pension plan that provides defined pension benefits and covers employees in the United States. The Company also sponsors a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans’ limits. Collectively, the defined benefit pension plan and the supplemental nonqualified retirement plan are referred to as the “Pension Plans.”  Retirement benefits under the Pension Plans are based on the employees’ years of service and remuneration. Pension cost accruals are calculated in accordance with independent actuarial valuations. Contributions made by the Company are also made in accordance with independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities. The measurement date is as of September 30, 2006.

Pension costs under the Pension Plans reflect management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of the employees.

Defined Contribution Plans

The Company sponsors a qualified contributory defined contribution plan that provides retirement benefits for employees in the United States. Contributions are generally based on the employee’s age and or years of service. Contributions to the defined contribution plans are also based on employee contributions. For defined contribution pension benefits, pension expense equals amounts required to be contributed by the Company.

Post-Employment Benefits Other Than Pensions

The Company sponsors a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees. The postretirement medical, dental and life insurance plan is referred to as Other Post-Employment Benefits or the “OPEB Plan.”

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was enacted in the United States of America (U.S.). The Act introduced a prescription drug benefit under Medicare as well as a nontaxable federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit (Medicare Part D). In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Act.

The Company has determined that one of its postretirement benefit plans which provides prescription drug benefits coverage is currently actuarially equivalent to Medicare Part D and has therefore elected to recognize the effects of the Act on its postretirement benefit plans by implementing the provisions specified in FSP 106-2 retroactively to January 1, 2004. The Company has reduced its accumulated postretirement benefit obligation (APBO) for the effect of the subsidy related to benefits attributed to prior service by approximately $6.7 million. This is reflected as an actuarial experience gain and will be amortized over future periods to the extent the unrecognized net gain exceeds 10 percent of the APBO or the market-related value of plan assets, whichever is greater. In addition, the subsidy will reduce current period service costs and related interest costs on the APBO.

We currently determine the Pension and OPEB Plan assets and obligations using a measurement date of September 30, 2006. Under the provisions of SFAS No. 158, we will be required to employ a December 31 measurement date for our fiscal year ending December 31, 2008, for determining the Pension and OPEB Plan assets and obligations. We do not expect the change in the measurement date to materially affect our Statement of Financial Position. The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our Pension Plans and the OPEB Plan using the accrual method.

	Pension Plans		OPEB Plan
	2006	2005	2006	2005
	(dollars in millions)
Change In Benefit Obligation
Benefit obligation, January 1	$107.5	$88.4	$55.5	$57.1
Service Cost	6.9	5.0	2.3	2.1
Interest Cost	5.8	5.2	3.0	3.4
Participant Contributions	—	—	0.4	0.3
Plan Change	2.5	—	—	(4.8)
Actuarial (gain) loss	1.4	13.3	(6.8)	(0.6)
Benefits paid	(5.1)	(4.4)	(2.2)	(2.0)
Benefit obligation, December 31	$119.0	$107.5	$52.2	$55.5
Change In Plan Assets
Fair value of plan assets, January 1	$116.6	$108.3	$31.5	$28.1
Actual return on plan assets	10.1	12.6	1.3	0.7
Employer’s contributions	0.1	0.1	6.4	4.4
Participant contributions	—	—	0.4	0.3
Benefits paid	(5.1)	(4.4)	(2.2)	(2.0)
Fair value of plan assets, December 31	$121.7	$116.6	$37.4	$31.5

	Pension Plans		OPEB Plan
	2006	2005	2006	2005
	(dollars in millions)
Funded Status
Funded status	$2.7	$9.2	$(14.8)	$(24.0)
Unrecognized prior service cost(1)	4.1	2.0	—	—
Unrecognized transition amount(1)	—	—	0.3	0.3
Unrecognized actuarial loss(1)	14.2	14.2	11.1	18.7
Prepaid (accrued) benefit cost at measurement date	21.0	25.4	(3.4)	(5.0)
Prepaid cost retained by affiliate (Enbridge, U.S.)	(24.2)	(24.2)	—	—
Contributions made in 4th quarter	—	—	1.1	2.9
Prepaid (accrued) benefit cost at end of year	$(3.2)	$1.2	$(2.3)	$(2.1)

(1)                Amounts were recorded to accumulated other comprehensive income upon our adoption of SAS No. 158 in 2006.

The amounts included in accumulated other comprehensive income, after tax that have not yet been recognized as components of net periodic benefit expense at December 31, 2006 are as follows:

	Pension Plans	OPEB Plan
	2006	2006
Net transition obligation	$—	$0.2
Prior service cost	2.6	—
Actuarial losses	8.9	7.0
Total	$11.5	$7.2

The accumulated benefit obligation for the Pension Plans was $96.5 million and $91.7 million at December 31, 2006, and 2005, respectively. The accumulated benefit obligation for the OPEB Plan at December 31, 2006 and 2005 was $52.2 million and $55.5 million, respectively.

Economic Assumptions

The assumptions made in measurement of the projected benefit obligations or assets of the Pension Plans and OPEB Plan were as follows:

	Pension Plans		OPEB Plan
	2006	2005	2006	2005
Discount rate	5.75%	5.50%	5.75%	5.50%
Expected return on plan assets	7.75%	7.75%	4.50%	4.50%
Rate of compensation increase	5.00%	4.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 10% to 5% over 5 years	Graded 11% to 5% over 6 years

A one percent increase in the assumed medical and dental care trend rate would result in an increase of $8.1 million in the accumulated post-employment benefit obligations. A one percent decrease in the assumed medical and dental care trend rate would result in a decrease of $6.5 million in the accumulated post-employment benefit obligations.

The above table reflects the expected long-term rates of return on assets of the Pension Plans and OPEB Plan on a weighted-average basis. The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations. Historically, we have used a discount rate that corresponds to one or more high quality corporate bond indices as an estimate of our expected long-term rate of return on plan assets for both our Pension and OPEB Plan assets. We believe this rate approximates the return we will achieve over the long-term on the assets of our plans.

Expected Future Benefit Payments

The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the Pension Plans and OPEB Plan:

	Gross Benefit Payments		Medicare Subsidy for Prescription
	Pension Plans	OPEB Plan	Benefits
	(dollars in millions)
12/31/2007	$5.0	$2.0	$0.2
12/31/2008	5.2	2.2	0.2
12/31/2009	5.4	2.4	0.2
12/31/2010	6.0	2.6	0.2
12/31/2011	6.4	2.7	0.2
Next 5 Years	43.5	17.4	1.4

The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the Pension Plans and OPEB Plan including benefits associated with future employee service. The Medicare Subsidy for Prescription Benefits represents the amounts that the Company expects to receive for prescription drug claims paid by the OPEB Plan, since the provisions of the OPEB Plan have been deemed actuarially equivalent to Medicare Part D.

Expected Contributions to the Plans

The Company expects to make contributions to the Pension Plans and the OPEB Plan for the year ending December 31, 2007 as follows:

	Pension Plans	OPEB Plan
	(dollars in millions)
12/31/2007	$0.1	$3.5

Plan Assets

The weighted average allocation of assets of the Company’s Pension Plans and OPEB at the measurement date by asset category, are as follows:

	Pension Plans		OPEB
Asset Category	2006	2005	2006	2005
U.S. Equities	39.6%	37.7%	-	-
Foreign Equities	21.6%	24.1%	-	-
Fixed Income	37.9%	37.1%	95.0%	92.7%
Cash and short-term assets	0.9%	1.1%	5.0%	7.3%
Total	100.0%	100.0%	100.0%	100.0%

The goals of the Pension Plans fund are:

(i)             to ensure that pension benefits are secured over time;

(ii)         to minimize the Company’s pension contributions by maximizing the long-term investment return on assets; and

(iii)     to keep short-term fluctuations in pension contributions within a range which is acceptable to the Company.

The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating the Company’s required contributions to the Plan.

The goals of the OPEB fund are:

(i)             to ensure that post-retirement medical, dental and life insurance benefits are secured over time;

(ii)         to minimize the income tax exposure to the Company resulting from earnings on the plans assets by investing in tax efficient investments; and

(iii)     to provide a stable income stream while minimizing risk of loss in principal over time by investing in long-term fixed income investments.

The objective of the OPEB fund is to earn an acceptable return on total assets while minimizing income tax exposure and required contributions to the Plan.

Asset Mix Policy

The long-term asset mix policy of the Pension Plans and OPEB funds has been adopted after consideration of the following factors:

(a)          the nature and structure of the Pension Plans liabilities, including the attribution of such liabilities between active and retired members;

(b)         the going concern and solvency funded status and cash flow requirement of the Plan;

(c)          the investment horizon of the Plan;

(d)         the Company’s risk tolerance – i.e. the operating environment and financial situation of the Company and its ability to withstand fluctuations in pension contributions; and

(e)          the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

The assets of the Pension Plans and OPEB funds shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

	Pension Plans	OPEB
U.S. Equities	40%	-
Foreign Equities	20%	-
Fixed Income	40%	100%
Total Assets	100%	100%

The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S. Equities	37%	43%
Foreign Equities	17%	23%
Fixed Income	37%	43%

Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached. The frequency of this rebalancing will be variable depending on relative performance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range. The result of such rebalancing, net of transaction costs should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

In addition to the established long-term asset mix, the investment policies of the Pension Plan and the OPEB plan allow each plan to invest in cash and short-term investments in amounts sufficient to meet the current liquidity needs of each plan.

In accordance with its funding policy, the Company will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated. Any surplus assets in excess of the target level of assets will be applied towards the Company’s contribution requirement.

18.   SUBSEQUENT EVENTS

In January 2007, we detected a leak on line 14 of the Partnership’s Lakehead system, near the Owen, Wisconsin pump station. We immediately shut the pipeline down and dispatched emergency response crews to oversee containment, cleanup and repair of the pipeline at an estimated cost of $1 million. We estimate the spill to approximate 1,500 barrels. We completed excavation and repairs and returned the line to service within two days. We have applied pressure restrictions to the line as we work with federal and state environmental and pipeline safety regulators to investigate the cause of the rupture. Such pressure restrictions are not anticipated to have a material impact on system through-put. We have the potential of incurring additional expenditures to remediate any condition on the line that is determined to have caused the rupture.

In February 2007, a contractor undertaking work in Rusk County, Wisconsin on our Enbridge Southern Lights project punctured the adjacent Line 14 pipeline of the Partnership’s Lakehead system, resulting in a release of crude oil estimated at 3,000 barrels. The spill was largely contained within the ditch used for construction, minimizing the impact to the environmental. Approximately 2,600 barrels were recovered and reinjected into the pipeline. Impact to customers was minimized as the line was repaired and returned to service in less than two days. We continue investigating this incident and incurred costs of approximately $2.6 million associated with the repair and cleanup, which we have recorded as a receivable, since we expect to recover these cost from the responsible parties. Any further exposure or impact related to this incident is not believed to be material.

During April 2007, the Partnership issued and sold 4.7 million Class C units at a price of $53.11 per Class C unit to CDP Infrastructure Fund G.P. (“CDP”), 0.9 million Class C units to Tortoise Infrastructure Corporation and 0.3 million Class C units to Tortoise Energy Capital Corporation. The Partnership sold the Class C units in a private transaction exempt from registration under Section 4(2) of the Securities Act. Net proceeds to the Partnership, including expenses associated with the private placement, were approximately $315 million. We contributed approximately $6.4 million to the Partnership to maintain our 2.0 percent general partner interest. The Partnership intends to use the net proceeds from the sale to finance a portion of its capital expansion program, including the East Texas and Southern Access expansion projects. The issuance of the Class C units reduced our ownership percentage of limited partner interests in the Partnership from 14.8 percent to 13.7 percent.